UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

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Dear Fellow NCR Shareholder:

In today’s rapidly changing world, consumers expect a rich, integrated and personalized experience across every commerce channel. Several forces of change – from the rise of digital commerce to mobile engagement and changing consumer behavior – have altered how we engage and enable global transactions. NCR has been preparing for this reality throughout our transformation and the market has now caught up to our omnichannel vision.

Demand for end-to-end omnichannel solutions has never been greater. Our customers, regardless of market or geography, are focused on omnichannel enablement, from branch transformation in Financial Services and unified commerce and store transformation in Retail, to guest experience applications and mobile point-of-sale innovation in Hospitality. The legacy market consolidation we are seeing in our industry is clearly in response to this growing demand.

The shift to omnichannel and market consolidation creates tremendous opportunity for NCR. We are well positioned to help our customers seamlessly integrate all solution components – from assisted-service and self-service to online and mobile – into a single end-to-end experience. Our solutions help businesses around the world increase revenue, build loyalty, reach new customers, and lower the cost of operations. We are leading how the world connects, interacts and transacts with business and creating the consumer experience of tomorrow. This is the reinvented NCR.

Year in Review

2015 was a pivotal and far more challenging year than we initially expected. Slower growth in China and Russia, a significant increase in the impact of foreign exchange rates, the impact of significantly weaker local currencies on the cost of our products around the world, as well as other factors, all conspired to create unforeseen headwinds. But even with that as a backdrop, FY 2015 results came in largely as expected. We delivered on our key metrics of revenue, non-pension operating income, non-GAAP EPS, and free cash flow. Our omnichannel leadership and the diversity of our revenue streams were critical to our success in this volatile macro-economic environment.

The $820 million investment from the Blackstone Group, one of the world’s leading investment and advisory firms, is a strong endorsement of NCR’s vision, strategy and growth opportunities. Our strategic relationship with Blackstone accelerates our transformation and builds long-term shareholder value. And, we completed a subsequent $1 billion share repurchase, which was a critical step in executing our plan.

Here are other significant highlights from 2015:

•	Powering global commerce. Enabled 550 million transactions daily.

•	Advancing our software-driven business model on omnichannel platform. Integrated software and cloud assets to deliver unparalleled value to our customers.

•	Introducing industry-leading solutions. Brought to market Kalpana™, an enterprise software platform that moves ATM software and operations to the cloud, and Retail ONE, a new unified commerce hub that marries an open ecosystem of retail applications and data with an omnichannel software platform.

•	Investing in our culture and people. Reinvested 50% of our savings in NCR; improvements can be seen everywhere. Celebrated the groundbreaking of our state-of-the-art world headquarters campus in Midtown Atlanta and expanded our presence in key locations globally, from Serbia to Gurgaon and Jakarta. We also invested in a new manufacturing facility in Chennai, India, and a new Asia Pacific Services Operations Center in Kuala Lumpur, Malaysia.

•	Earning our reputation. Recognized by Forbes as one of America’s Best Employers and named the 7th most reputable company in technology by the Reputation Institute.

•	Giving back. NCR invested over $900,000 to support programs focused on education, disabilities and health issues. Additionally, NCR employees hosted more than 270 events, giving back to their communities through more than 25,000 hours of community service around the world.

Shaping the Future of the Omnichannel Experience

Omnichannel, by its very nature, is not a product – it is an experience. Our long-term strategy is primarily focused on being a global technology solutions company, where software and value-added endpoints, coupled with higher-margin services and guided by a cloud and mobile-first world that leverages big data and the Internet of Things (IoT), deliver on the promise of omnichannel. The combination of our organic investments and acquisitions has positioned NCR to lead in this space.

Our strategic priorities are focused on cultivating our culture and team, sales enablement, services transformation, evolving our software business model and investing in innovation. We are in the early stages of important areas of innovation in which NCR will invest in mobile, cloud, big data, and the IoT. We expect 2016 will be one of our biggest years ever for new product introductions. NCR will look to power interactive experiences in new and exciting ways through all consumer touch points – convenient mobile applications on smart phones or tablets, self-service kiosks and check outs, ATMs, touch screens, laptops and more.

As we look to the future, NCR is well positioned to:

•	Gain market share over traditional competitors

•	Win important strategic software/cloud footholds in all industries

•	Grow our recurring revenue streams, strengthening our long-term foundation

•	Organize for the future and recruit talent for tomorrow

Without question, we are at an exciting time in our history and best of all, we are just getting started.

Sincerely,

William R. Nuti

Chairman of the Board

Chief Executive Officer and President

Note to Investors This proxy statement contains forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this proxy statement include statements regarding the level of demand for omnichannel solutions and NCR’s ability to meet and take advantage of that demand; industry consolidation, its causes and effects and the opportunities it presents for NCR; NCR’s strategic relationship with Blackstone and its expected benefits; NCR’s long-term strategy; NCR’s plans and expectations for innovation in mobile, cloud, big data and the Internet of Things; expectations regarding new product introductions; expectations regarding gains in market share, wins in strategic software/cloud footholds, and growth of recurring revenue streams; and NCR’s ability to recruit talent. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, market conditions and spending trends in the financial services industry, fluctuations in oil and commodity prices and their effects on local, regional and global market conditions, and economic and market conditions in Russia and China; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; foreign currency fluctuations; our ability to successfully introduce new solutions and compete in the information technology industry; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; defects or errors in our products or problems with our hosting facilities; compliance with data privacy and protection requirements; manufacturing disruptions; collectability difficulties in subcontracting relationships in our Emerging Industries operating segment; the historical seasonality of our sales; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; the success of our ongoing restructuring plan; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made. NCR does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.